Exhibit 10.11

                              SEPARATION AGREEMENT
                                 BY AND BETWEEN
                      4net Software, Inc. And MICHAEL PARK


     This SEPARATION AGREEMENT made as of this 21st day of September, 2001, between 4net Software, Inc., a Delaware corporation ("4net Software"), with offices at 10 South Street, Suite 201, Ridgefield, Connecticut 06877 and Michael Park ("Park"), with an address 957 Johnson Street, Elmira, New York 14901.

                               W I T N E S S E T H
                               -------------------

     1. Park was employed by 4net Software pursuant to a written employment agreement, dated April 24, 2000 (the "Employment Agreement").

     2. Park exercised his option to terminate the Employment Agreement, which became effective on September 20, 2001.

     3. Several provisions contained in the Employment Agreement remain in effect for a period of two years following the termination of the Employment Agreement, including a covenant not to compete and certain confidentiality requirements.

     4. 4net Software and Park are entering this Separation Agreement to set forth the relationship between the parties following the termination of the Employment Agreement.

     NOW, THEREFORE, based upon the terms, conditions, representation and warranties set forth below, it is agreed as follows:

     1. Termination of Park's Employment. It is agreed and understood by and between the parties hereto, that Park's employment with 4net Software is hereby terminated effective September 20, 2001. Accordingly, Park shall not be entitled to receive any compensation, salary or benefits from 4net Software following September 21, 2001, other than those required to be provided by applicable law.

     2. Non-Competition Agreement. It is agreed and understood by and between the parties hereto, that Park will no longer be bound by the Non-Competition Agreement contained in the Employment Agreement, to the extent that Park shall be permitted to engage directly and indirectly in the custom software development and web design and development business. It is, further, agreed and understood by and between the parties hereto, that Park shall be permitted to perform custom software development and web design and development services for Corning, Inc. and Hardings, Inc. 4net Software agrees that it will not commence any litigation or arbitration against Park for engaging in the custom software development and web design and development business in competition with 4net Software or for performing such services with the exception of the following businesses, their parents, subsidiaries, affiliates and any future referrals from such businesses; ITT Industries, National Investment Bankers Association
          (NIBA), HD Brous and the other current clients 4net Software, which are set forth on Exhibit A to this Separation Agreement (the "Release").

     3. Park's Availability as a Contractor. It is agreed and understood by and between the parties hereto, that Park will be available to 4net Software, as an independent contractor, to perform custom software development and web design and development services for the following clients of 4net Software: ITT, including ITT's Goulds Pump Division, NIBA and Brous. 4net Software agrees to



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          provide Park reasonable notice and to compensate Park on a per hour basis at a mutually agreed to hourly rate for such services.

     4. Confidentiality. It is agreed and understood by and between the parties hereto, that Park remains bound by the Confidentiality provisions contained in Employment Agreement.

     5. Intellectual Property. It is agreed and understood by and between the parties hereto, that 4net Software is the owner of the software and other intellectual property currently used, owned or marketed by 4net Software, including 4netManager, TouchIn and SaveSpot (hereinafter referred to as the "Intellectual Property"). Park agrees that he will not disclose to any third party any non-public information concerning the Intellectual Property, without obtaining 4net Software's written authorization in advance.

     6.   License to Park 4net Software.

          A. Grant of License. Pursuant to the terms and subject to the conditions of this Separation Agreement and for the consideration set forth herein, 4net Software hereby grants to Park a non-transferable, non-assignable, non-exclusive license to use 4netManager in connection with Park's custom software development and web design and development business (the "License"). Park understands and agrees that this is a license to use the 4netManager and is not a contract of sale or assignment of the 4netManager. Park understands and agrees that 4net Software owns the 4netManager.

          B. Restrictions of License. Any intellectual property rights in and to the 4netManager, including, but not limited to patents, design rights, copyrights, trademarks, trade secret rights and other proprietary material belong exclusively to 4net Software, and Park is obtaining no rights other than the right to use 4netManager in accordance with the terms and conditions of the License.

          C. Reciprocal License. During the term, as defined below, of this License, Park is permitted to decompile, reverse engineer, disassemble or otherwise reduce 4netManager to a human-perceivable form and to create derivative works based upon 4netManager in whole or in part. As consideration for this License, Park agrees to provide 4net Software all modifications and/or updates to 4netManager to use, market and sell for profit any derivative software or intellectual property created by Park from or in connection with 4netManager (the "Reciprocal License").

          D. Term of License. The License and Reciprocal License shall have a term of two (2) years commencing on September 21, 2001 and terminating on September 20, 2003. It is agreed and understood that the License and Reciprocal License shall renewable every two
               (2) years by either party.

     7. Indemnification on Bank Loans. 4net Software hereby agrees to indemnify and hold Park harmless from the loans made to 4net Software by Elmira Savings Bank, FSB and Southern Tier Economic Growth, Inc.

     8. Ownership of Park Shares. Park is the record owner of 150,000 shares of restricted common stock of 4net Software, Inc. represented by stock certificate number _____________ (the "Park Shares"). Park represents and warrants to 4net Software that Park is the lawful owner of the Park Shares and he has full power and authority to transfer to 4net Software all right, title and interest in and to the Park Shares to 4net Software. Park represents and warrants, further, that Park will transfer to 4net Software good and valid title to the Park Shares, free and clear of any encumbrances, claims, liens or other limitations on ownership or transferability.

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     9.   Transfer of Shares to 4net Software. As partial consideration for this
          Separation Agreement, Park shall transfer to 4net Software the Park Shares. As soon as practicable after the signing of this Separation Agreement Park shall deliver to 4net Software certificates for the Park Shares, in the name of 4net Software, along with stock powers duly endorsed in blank.

     10. Transfer of Emira Office Equipment. As partial consideration for this Separation Agreement, 4net Software hereby agrees to transfer its ownership interest in the equipment located at 4net Software's Emira Office, which is set forth in Exhibit B to this Agreement (the "Equipment"). 4net Software will provide Park a bill of sale for the Equipment.

     11. Park's Assumption of Lease. Effective October 1, 2001, Park will assume or otherwise have responsibility for the performance of all obligations, including the payment of rent, under the terms of that certain lease on the premises located at 212 S. Main Street, Suite 2, Elmira, New York 14904 (the "Lease"). Park will obtain any necessary waiver from the landlord on the Lease. Park agrees to indemnify and hold 4net Software harmless from any and all liability concerning the Lease following October 1, 2001.

     12. Good Faith and Fair Dealing Clause. It is agreed and understood by and between the parties hereto, that the parties hereto agree to act in good faith and to deal fairly with each other. Accordingly, the parties hereto specifically agree not to slander or to make any disparaging statements to any customer or prospective customer of the other party.

     13. Entire Agreement. This Separation Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

     14. Governing Law. This Separation Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

     15. Counterparts; Facsimile. This Separation Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement on the day and year first above written.



                                  4net Software, Inc.


                                  By:
                                     --------------------------------
                                     Steven N. Bronson, President



                                  Michael Park


                                     --------------------------------
                                     Michael Park

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